Exhibit 5.2

11 S. Meridian Street

Indianapolis, IN 46204-3535
317-236-1313
317-231-7433 (Fax)

www.btlaw.com

May 17, 2019

Elanco Animal Health Incorporated
2500 Innovation Way
Greenfield, IN 46140

Re:                             Elanco Animal Health Incorporated
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Indiana counsel to Elanco Animal Health Incorporated, an Indiana corporation (“Elanco”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Elanco with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by Elanco of up to (i) $500,000,000 aggregate principal amount of new 3.912% Senior Notes due 2021 (the “2021 Exchange Notes”) for a like amount of outstanding unregistered 3.912% Senior Notes due 2021, (ii) $750,000,000 aggregate principal amount of new 4.272% Senior Notes due 2023 (the “2023 Exchange Notes”) for a like amount of outstanding unregistered 4.272% Senior Notes due 2023, and (iii) $750,000,000 aggregate principal amount of new 4.900% Senior Notes due 2028 (the “2028 Exchange Notes” and, collectively with the 2021 Exchange Notes and the 2023 Exchange Notes, the “Exchange Notes”) for a like amount of outstanding unregistered 4.900% Senior Notes due 2028.  All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

The Exchange Notes will be issued under an Indenture dated as of August 28, 2018 by and between Elanco and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.3 of Elanco’s registration statement on Form S-1 (File No. 333-226536)) and First Supplemental Indenture, dated as of August 28, 2018, between Elanco and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.3 of Elanco’s registration statement on Form S-1 (File No. 333-226536)) (the “Indenture”).  We have assumed, with your permission, that (i) the Indenture has not been further amended, modified or supplemented and (ii) the Exchange Notes have been issued pursuant to the Indenture and otherwise in compliance with the provisions of the Indenture.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination and in rendering the opinions expressed below, we have assumed, without investigation: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto (other than the due authorization of each such agreement, instrument and document by Elanco); (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due execution and delivery of each such agreement, instrument and document by Elanco); (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity, accuracy and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the Exchange Notes and the Indenture executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto (other than Elanco), enforceable against such parties (other than Elanco) in accordance with their respective terms and that none of the Exchange Notes and the Indenture has been amended or terminated orally or in writing except as has been disclosed to us; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of Elanco and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of Elanco.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1.                                      Elanco is a corporation duly incorporated and validly existing corporation under the laws of the State of Indiana and has all requisite corporate power and authority to conduct its business and to own its properties (all as described in the Registration Statement) and to perform all of its obligations under the Exchange Notes and the Indenture.

2.                                      Elanco has duly authorized, executed and delivered the Indenture and has duly authorized the issuance of the Exchange Notes.

In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the State of Indiana.  This opinion letter has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm Bryan Cave Leighton Paisner LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement. We hereby consent to the references to our firm under the caption “Legal Matters” in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Barnes & Thornburg LLP